UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 26, 2022

REPUBLIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

601 West Market Street, Louisville, Kentucky	40202
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (502) 584-3600

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common	RBCAA	The Nasdaq Stock Market

NOT APPLICABLE
(Former Name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	REGULATION FD DISCLOSURE

On October 26, 2022, Republic Bancorp, Inc. (“Republic” or the “Company”), Republic Bank & Trust Company (“RB&T”) and CBank (“CBank”), an Ohio banking corporation, entered into an Agreement and Plan of Merger (the “Agreement”).  Upon completion of the transaction, CBank will be merged with and into RB&T, with RB&T as the survivor of the merger.  CBank is headquartered in Cincinnati, Ohio.

Under the terms of the Agreement, the Company will acquire all of CBank’s outstanding common stock in an all-cash direct merger of CBank with RB&T, resulting in a total cash payment of approximately $51 million to CBank’s existing shareholders.  Republic expects to fund the cash payment through existing resources on-hand at RB&T.  The completion of the transaction is subject to customary closing conditions, including regulatory approval and approval by CBank’s shareholders.  The Agreement also contains reciprocal termination provisions in the event the transaction does not receive the required regulatory approvals within six months of the effective date of the Agreement or if certain minimum capital levels are not maintained by CBank as of the closing date.

The Agreement was unanimously approved by the Republic, RB&T and CBank boards of directors on October 25, 2022.  In connection with entering into the Agreement, Republic entered into customary support agreements with the members of CBank’s board of directors and other shareholders in their capacities as shareholders of CBank (the “CBank Support Agreements”). Subject to the terms and conditions, and non-termination, of the CBank Support Agreements, each such shareholder agreed, among other things, to vote his or her respective shares of CBank Common Stock in favor of the approval of the Agreement and the transaction contemplated thereby, and against alternative acquisition proposals.  The CBank Support Agreements do not prevent the shareholders, in their capacity as directors, from exercising their fiduciary obligations in connection with alternative acquisition proposals.  The Agreement provides certain termination rights for both Republic and CBank and further provides that a termination fee of $2,040,000 will be payable by CBank to Republic upon termination of the Agreement under certain circumstances, including CBank’s termination of the Agreement to accept a Superior Proposal (as defined in the Agreement).

On October 27, 2022, the Company issued a press release announcing the Agreement.  As of September 30, 2022, CBank had approximately $271 million in assets, consisting of approximately $214 million in gross loans, no other real estate owned, approximately $17 million of marketable securities, approximately $35 million in cash and cash equivalents and approximately $8 million in other assets.  As of September 30, 2022, CBank had approximately $242 million of liabilities, including approximately $240 million in customer deposits and $1 million in Federal Home Loan Bank advances.  The deal is expected to be accretive to Republic’s Diluted Earnings per Class A Common share during the first twelve months, post-acquisition.

All financial and other numeric measures of CBank described in this filing are based upon CBank’s internally prepared interim financial statement information as of September 30, 2022.

A copy of the press release has been attached as Exhibit 99.1 to this Current Report.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.

	99.1	Republic Bancorp, Inc. Press Release dated October 27, 2022.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the business of CBank and its affiliates, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability for CBank to receive shareholder approval for the Agreement, for all parties to receive regulatory approvals as provided for in the Agreement, the ability to grow CBank loan and deposit balances post-acquisition, unanticipated post-acquisition loan losses for Republic on CBank-originated loans, the ability of Republic to integrate acquired operations including obtaining synergies, integration objectives and anticipated timelines, the ability of Republic to integrate, manage and keep secure our information systems, and other factors set forth as “Risk Factors” at Part II, Item 1A in the Company’s Form 10-K for the period ended December 31, 2021.

Any forward-looking statement made by us in this Form 8-K speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Bancorp, Inc.
(Registrant)

Date: October 27, 2022	By:	/s/ Kevin Sipes
Kevin Sipes
Executive Vice President, Chief Financial
Officer & Chief Accounting Officer